Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	2005-17

CELLSTAR PROVIDES UPDATE ON REVIEW OF ASIA PACIFIC OPERATION AND

PRELIMINARY RESULTS FOR THE FOURTH QUARTER OF 2004 AND THE FIRST

QUARTER OF 2005

CARROLLTON, TEXAS, May 5, 2005 – CellStar Corporation (Nasdaq: CLSTE), a value-added wireless logistics and distribution services leader, today announced preliminary results of the management review of its Asia Pacific operation and preliminary results for the fourth quarter of 2004 and the first quarter of 2005. The Company has been unable to file its Annual Report on Form 10-K for 2004 and its Form 10-Q for the first quarter of 2005 as a result of accounting issues related to certain accounts receivable and revenues in its Asia Pacific Region. Corporate management has undertaken an intense review in the Asia Pacific Region consisting of interviews with personnel directly involved with the subject matter of the claims, a review of documentation related to the claims, and discussions with the Company’s distribution network (the “Small Bees”). The Audit Committee of the Board of Directors engaged independent counsel and the Company’s internal auditors to assist in the oversight of this process.

The Company is nearing completion of its review of the accounts receivable and revenues and is working with its independent auditor, Grant Thornton LLP, and its former independent auditor, KPMG LLP, to finalize the accounting treatment for the issues raised. KPMG LLP was the Company’s independent auditors prior to fiscal 2003. Management currently believes that adjustments to the Company’s previously reported financial results will be required. The net pre-tax effect to previously issued prior year financial statements is a reduction of approximately $26.0 million, all of which relates to the Asia Pacific Region. Accordingly, investors should not rely on the financial information contained in the Company’s Annual Reports on Form 10-K for the years ended November 30, 2001, 2002, and 2003, and the Company’s quarterly reports on Form 10-Q for the quarters ended in those periods, and for the quarters ended February 29, May 31 and August 31, 2004. This press release includes discussion of the Company’s findings related to the accounts receivable and revenue issues, and the estimated financial impact is summarized in the attached table.

BACKGROUND ON THE ASIA PACIFIC REGION

Historically, the Asia Pacific Region has been very profitable and contributed significantly to the Company’s consolidated results. In prior years, the region represented approximately 50% of the Company’s total revenues, and approximately 90% of the revenues in the Asia Pacific region have been generated by the operation in the People’s Republic of China (“PRC”). In 2004 the Asia Pacific Region is expected to represent approximately 37% of the Company’s total revenues and, this will be the first fiscal year in the Company’s history to report an operating loss in the region.

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070

The success of the Asia Pacific operation has been largely due to the strong relationships that that the Asian management team has built with its distribution channel consisting of 73 local distributors in China, the Small Bees. Approximately 95% of the total revenues in China have historically been generated by 26 Small Bees. The Company has cooperative arrangements with the Small Bees that allow them to establish wholesale and retail operations using CellStar’s trademarks. Under the terms of these arrangements, CellStar provides services, sales support, training and access to promotional materials for use in their operations. As a result of these arrangements, approximately 1,700 retail points of sale in the PRC display the CellStar name and trademarks. In addition to these branded retail outlets, an additional 15,000 outlets in China carry CellStar products.

ACCOUNTS RECEIVABLE AND REVENUE ISSUES IN ASIA PACIFIC

During 2004, the Company experienced a significant increase in accounts receivable days outstanding (“DSO’s”) in its operation in the PRC. Historically, the Company has had no significant collection issues in the PRC. During 2004, however, the PRC market was undergoing a significant amount of change that negatively impacted the Company’s business. Manufacturers began to sell directly to carriers, bypassing national distributors, and carriers began to subsidize phone purchases. Also, due to the growth in the number of local manufacturers in the market, the major manufacturers, such as Nokia and Motorola, experienced a significant loss of market share. This resulted in price reductions across the board, as manufacturers fought to maintain market share. There was also a tightening of credit by the PRC government to slow the rate of economic growth.

On December 1, 2004, the Company hired a new Director of Accounting for the Asia Pacific Region. In early February 2005, the new Director of Accounting raised certain issues regarding some of the PRC’s accounts receivable and revenue. The issues primarily focused on three areas: (1) whether or not certain sales to the Small Bees were valid; (2) whether claims made by the Small Bees for credits related to certain sales by the Company to the Small Bees should be recorded as an additional reduction in revenues; and (3) whether certain trade receivables should be more appropriately classified as investments or loans.

SUMMARY OF COMPANY’S FINDINGS TO DATE

The following summary represents the current results of management’s review and may be adjusted upon completion of management’s review and the Audit Committee’s review.

Sales to Small Bees. The PRC operation recorded revenues, principally in the first half of 2004, for sales of products a significant portion of which had not been sold by the Small Bees at November 30, 2004. The Company’s shipping documents indicate that the products were shipped to the Small Bees’ locations at the time revenues were originally recorded. However, certain of the products have had significant quality issues and experienced poor consumer acceptance. The Small Bees have subsequently returned the majority of these products to the Company. The Company continues to aggressively pursue negotiations and possible legal action with the manufacturers to reduce its loss on these defective products.

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
2

Due to the quality issues and subsequent returns, management has preliminarily determined that a return provision should have been recorded for these models of approximately $20.3 million and $1.4 million for the quarters ended May 31, 2004 and August 31, 2004, respectively. As a result of the provision, management expects that accounts receivable as previously reported is expected to be reduced approximately $23.8 million and $1.6 million at May 31, 2004 and August 31, 2004, respectively, and accrued expenses are expected to be reduced by $3.5 and $0.2, respectively, for the related value added tax (“VAT”) payable. The corresponding increase to inventory is expected to be approximately $12.9 million and $1.5 million at May 31, 2004 and August 31, 2004 respectively and a reduction of cost of goods sold of approximately $12.9 million and $1.5 million for the quarters ended May 31, 2004 and August 31, 2004, respectively. The Company also expects to record inventory obsolescence of approximately $6.4 million for the returned product.

Claims for Credits. The PRC operation has historically received credits or other forms of compensation from its suppliers. These include credits for price protection, volume rebates, incentives for market coverage, and inventory accuracy. The PRC operation has historically passed some of these credits through to the Small Bees for products purchased from the PRC operation. The PRC operation has not historically granted credits to the Small Bees with respect to their claims in excess of the amount of compensation the PRC operation actually received from its suppliers. In 2004, the amount of claims received from the Small Bees exceeded the amounts received by the PRC operation from its suppliers. Although the PRC operation has no legal obligation to honor the Small Bees’ claims, the Small Bees have not paid the accounts receivable related to these claims. Previously the Company recorded the credits provided to the Small Bees as a reduction in revenue in the period the credit was processed rather than at the time of the initial sale. As a result, the Company’s reported revenues in previous periods did not properly include an estimate of the credits to be provided. The Company has begun negotiations with the Small Bees to settle certain claims and other issues resulting from the handset quality issues and accordingly expects to set up an $18.0 million provision.

Trade Receivables. At various times since 2000, the PRC informally extended trade terms to the Small Bees. Under these informally extended trade terms, the Small Bees purchased products from the PRC operation and the proceeds from the subsequent sales of these products were used by the Small Bees to develop new or expand existing wholesale and/or retail operations or to develop new business opportunities. The Company estimates there was approximately $20.0 million included in accounts receivable at November 30, 2004, with informally extended trade terms. While reviewing the nature of the credit terms, management questioned the appropriateness of the revenue recognition. Management has determined that the recognition of revenue for sales under these terms was not appropriate due to the indefinite nature of the extended credit and the absence of a formal agreement. Management has determined that revenues on the original sales transactions should have been deferred and the revenue recognized upon payment of the accounts receivable balance.

Based on the results of management’s review, management has preliminarily determined its previously announced provision for bad debt for the quarter ended November 30, 2004, should be decreased from $20.0 million to $10.0 million. The Company intends to aggressively pursue collection of the accounts receivable through all reasonable means.

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
3

In addition to the accounting issues above, the Company identified additional weaknesses in internal controls in its PRC operation related to accounts receivable and revenues. These weaknesses include lack of adequate supporting written documentation, approval of credit terms, and insufficient formalized communication between the PRC operation and corporate management to ensure that all relevant information related to unusual, non-routine or judgmental transactions were made available to corporate accounting personnel in a timely manner. Also, design deficiencies in the operation’s capturing and recording of credits granted to customers, cash application process, and VAT invoicing process were noted.

PRELIMINARY RESULTS FOR THE FOURTH QUARTER OF 2004

As the Company has not finalized its review of the accounts receivable and revenue issues in the Asia Pacific Region, these are preliminary results based on the Company’s findings to date and the actual results may differ, and the differences could be material. Also, the Audit Committee of the Board of Directors has not completed its review of these issues.

For the fourth quarter of 2004, the Company expects to report consolidated revenues of approximately $296.0 million and a consolidated operating loss of approximately $34.0 million compared to revenues of approximately $ 470.0 million and an operating loss of $0.7 million in the fourth quarter of 2003.

Gross margins are expected to decrease from $23.0 million in the fourth quarter of 2003 to negative gross margins of $5.0 million in the fourth quarter of 2004. The Company anticipates providing obsolescence reserves for certain inventories in the PRC operation of approximately $15.0 million due to quality and market acceptance of handsets sourced from manufacturers from which the Company has not traditionally purchased phones.

Selling, general and administrative expenses are expected to increase to approximately $29.0 million in the fourth quarter of 2004 compared to $20.0 million in 2003. This increase was primarily due to $10.0 million in bad debt expense in the operation in the PRC.

Interest expense was $1.7 million in the fourth quarter of 2004 compared to $1.1 million in 2003.

Consolidated Balance Sheet

Cash, cash equivalents, and restricted cash at the end of the fourth quarter were $33.2 million compared to $55.6 million at the end of 2003. Compared to year end 2003, cashed declined $20.0 million in the Asia Pacific Region due to lack of collections related to the current accounts receivable issues in the Asia Pacific Region.

Accounts receivable are anticipated to decrease to $191.0 million from $208.0 million at the end of 2003. At November 30, 2004, net accounts receivable in the Asia Pacific Region are expected to be approximately $74.0 million compared to $96.0 million at November 30, 2003.

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
4

Accounts receivable in Latin America increased $21.0 million, year over year, from $51.7 million at November 30, 2003 to $72.7 million at November 30, 2004. This increase was primarily due to the increased revenues in the fourth quarter of 2004. Accounts receivable in North America decreased $15.1 million from November 30, 2003 primarily due to collections in the last few days of November 2004.

Inventory is anticipated to be approximately $140.0 million at November 30, 2004 compared to $168.0 million at the end of the fourth quarter of 2003. The Asia Pacific Region and the North America Region are expected to decrease approximately $42.0 million and $18.0 million, respectively, and were partially offset by an increase in Latin America of $32.0 million.

Liquidity

As of November 30, 2004, the Company had borrowed $35.8 million against its $85.0 million domestic revolving credit facility compared to $19.3 million at the end of the fourth quarter of 2003. Availability under the revolving credit facility is asset based and measured weekly. The Company has obtained a waiver from Wells Fargo Foothill extending the date to file its Form 10-K for fiscal 2004 and its Form 10-Q for the first quarter of 2005 to May 16, 2005. The Company believes it will be successful in getting that date extended to May 31, 2005.

The Company believes that upon filing its Form 10-K or Form 10-Q, it will be in violation of certain financial covenants in the revolving credit facility. The Company believes it will be able to obtain a waiver of the violations from Wells Fargo Foothill, but there can be no assurance that the waiver will be granted.

The Company also had $55.4 million in loans to support its PRC operation compared to $88.5 million in the fourth quarter of last year. The loans are collateralized by PRC accounts receivable and have no corporate guarantees.

At November 30, 2004, the Company’s long-term debt consisted of $12.4 million of 12% Senior Subordinated Notes that mature in January 2007. Although the Company is in violation of the indenture governing the Notes due to its failure to file the Form 10-K and Form 10-Q, the Company has not received a default notice related to the Notes. If it does receive a default notice, the Company has 60 days to cure the default. The Company is current on all interest payments related to the Notes.

Deferred Tax Asset

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. At November 30, 2004 the Company expects to have deferred income tax assets, net of valuation allowances, of $50.0 million, a significant portion of which relates to net operating loss carryforwards. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
5

during the periods in which those temporary differences are deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets are deductible, including taxable income generated by tax planning strategies, management determines if it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred income tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carry-forward period are reduced. Upon completion of the review, the Company will reevaluate the deferred tax asset to determine whether or not an additional valuation allowance is needed.

Latin America

Latin America was the Company’s strongest performing region in 2004. Demand in the region during the fourth quarter was strong as many carriers promoted their network upgrades. The Company’s Latin America Region is expected to report revenues of approximately $121.8 million and operating income of approximately $2.0 million in the fourth quarter of 2004 compared to revenues of $81.0 million and an operating loss of $1.6 million in the fourth quarter of 2003. The region represented 42% of the total Company revenues in the fourth quarter of 2004 compared to 17% in the fourth quarter of 2003.

Over the last three years, the operation in Mexico has recognized operating losses of $9.8 million, $11.5 million, and $3.0 million in 2001, 2002 and 2003, respectively. Consequently, the Company has restructured the region, brought in new management teams, revised the business model and focused on supplier and carrier relationships in order to recapture market share.

Revenues in Mexico, the region’s largest revenue contributor, are expected to be $72.5 million for the fourth quarter of 2004 compared to $37.2 million in 2003, a $35.3 million increase. Operating income in Mexico is anticipated to be $1.5 million in the fourth quarter compared to $0.7 in the fourth quarter of 2003. The improved results in Mexico in 2004 were due primarily to the Company’s renewed relationships with Telcel, the largest wireless carrier in the country, and Motorola.

The Company’s average monthly Telcel activations in Mexico have increased significantly to approximately 12,000 per month. In an effort to continue to grow activations, the Company announced in April of 2005 that it has invested in a joint venture in Mexico to provide handset distribution and activation services for Telcel. Currently the joint venture operates 43 kiosks inside Liverpool national department stores in Mexico in which they sell handsets, airtime and related accessory products, and provide activation services for Telcel. The joint venture also provides electronic delivery of airtime for Telcel to any handset model in all 53 Liverpool department stores nationwide. The new joint venture will more than double the Company’s current monthly activation rate and provide opportunities to expand.

In March of 2005, the Company also announced that it is currently distributing Samsung product in Mexico. The Company is supplying the product to Unefon, one of its carrier customers in Mexico. Historically, Samsung has typically sold handsets directly to the carriers in Mexico; however, its customer base did not include Unefon until this time.

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
6

Revenues in the Company’s Miami operation are expected to be $46.9 million in the fourth quarter compared to $29.4 million in the fourth quarter of 2003. Revenues were up 60% compared to the fourth quarter of last year due primarily to promotions by a carrier customer in Colombia and new business. The Company’s Chile operation anticipates reporting revenues of $2.5 million in the fourth quarter compared to $5.2 million in 2003.

In March of 2005 the Company announced that it had adopted a new strategy in Latin America that focuses on the distribution of GSM products in the region. The new strategy was adopted as a result of the rapid carrier technology migration to GSM in Latin America. According to a report issued by 3G Americas, GSM mobile technology grew by 169% in 2004 in the Caribbean and Latin America region. The Company expects to strengthen its market position in the region as a result of the new direction. Since the fourth quarter of 2004, the Company’s operation in Miami, which exports product to much of Latin America, has increased its handset purchases significantly to support the enormous growth opportunity of GSM technology.

North America

The Company’s North America Region is expected to report revenues of approximately $112.0 million and operating income of approximately $0.7 million in the fourth quarter of 2004 compared to revenues of $145.8 million and operating income of $4.9 million in the fourth quarter of 2003. The drop in revenues compared to the fourth quarter of 2003 was primarily due to the Company’s decision to discontinue its business with Cricket Communications and its indirect sales channel. The drop in operating income compared to the fourth quarter of 2003 was primarily due to the discontinuation of the business with Cricket and lower average selling prices as a result of selling more low-end product during the quarter. The North America Region generated 38% of the Company’s total revenues in the fourth quarter of 2004 compared to 31% in the fourth quarter of 2003.

In the last several months there have been further consolidations in the U.S. wireless market with announcements of several high profile mergers and acquisitions. As the tier one wireless carriers get larger and gain market share, the smaller regional carriers, many of which are the Company’s customers, are fighting to remain competitive. The Company believes that in order to combat the volatility of the handset business it will need to become less dependent on the handset distribution business.

During 2005, the North America Region will continue to market its reverse logistics capabilities. In an effort to execute the strategy, the Company has renewed its focus in the areas of new business and product development. The Company believes the current team has the experience and leadership skills needed to add high value-added services and products to the portfolio to complement the handset business in the U.S.

During 2005 the U.S. region is planning several updates to expand its all-in-one forward and reverse logistics solution, Omnigistics. The updates will include an advanced exchange program, enhanced asset recovery solutions and highly sophisticated technical product support. These upgrades will allow the Company to simplify the unpredictable and cumbersome back-end part of their customers business, so they can focus on maximizing their core business. The Company’s goal is to differentiate CellStar from the competition by offering a “full circle”, forward and reverse, solution to its customers.

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
7

The Company recently announced that it had expanded its relationship with Dobson Communications with two direct-to-consumer logistics solutions to help Dobson streamline its business processes, consolidate and minimize inventory management and provide seamless customer fulfillment. CellStar houses and manages inventory and fulfills orders for Dobson’s multiple call centers and its online web purchases.

Asia Pacific

The Company’s Asia Pacific Region expects to report revenues of approximately $62.0 million and an operating loss of approximately $30.0 million in the fourth quarter of 2004 compared to revenues of approximately $243.0 million and an operating loss of $1.0 million in the fourth quarter of 2003. The decline in revenues and operating income was primarily in the PRC. Revenues in the PRC declined significantly compared to the fourth quarter of 2003 due to the economic and market changes currently taking place in the region. The operating loss in the fourth quarter of 2004 is expected to include inventory obsolescence of $13.0 million and $10.0 million of bad debt expense in the PRC operation. The region represented 21% of the total Company revenues in the fourth quarter of 2004 compared to 52% in the fourth quarter of 2003.

PRELIMINARY RESULTS FOR THE FIRST QUARTER OF 2005

As many of the accounts receivable and revenue issues in the fourth quarter of 2004 will impact the results in the first quarter of 2005, the Company currently is unable to provide detailed estimates on the first quarter of 2005 for the Asia Pacific Region and on a consolidated basis until it has finalized results for the fourth quarter of 2004.

Latin America

The Company’s Latin America Region is expected to report revenues of approximately $127.0 million and operating income of approximately $2.2 million in the first quarter of 2005 compared to revenues of $90.0 million and operating income of $2.0 million in the first quarter of 2004. Revenues in Mexico are anticipated to be up $21.0 million and revenues in the Company’s Miami operation are anticipated to be up $24.5 million compared to the first quarter of 2004.

North America

The Company’s North America Region is expected to report revenues of approximately $100.0 million and an operating loss of approximately $0.2 million in the first quarter of 2005 compared to revenues of $111.2 million and operating income of $0.1 million in the first quarter of 2004.

Asia Pacific

The Company’s Asia Pacific Region expects to report revenues in the range of approximately $90.0 million to $100.0 million in the first quarter of 2005 compared to revenues of $247.0 million in the first quarter of 2004. The drop in revenues was due primarily to lower revenues in the PRC. Operating income in the first quarter of 2004 is expected to be approximately $11.0 million and is expected to be significantly lower or a loss in the first quarter of 2005.

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
8

SEC FILINGS

Management does not expect to file its Form 10-K for 2004 in definitive form with the SEC until May 31, 2005. Management expects to file its Form 10-Q for the first quarter of 2005 and required amended Form 10-Q’s for the first three quarters of 2004 as soon as possible after filing its Form 10-K.

Due to the Company’s inability to timely file its Form 10-K for fiscal 2004 and Form 10-Q for the first quarter of 2005, the Company received a Nasdaq Staff Determination notice for each of the periods indicating that the Company had violated The Nasdaq Stock Market’s continued listing requirement set forth in Marketplace Rule 4310(c)(14), and as a result, the Company’s common stock is subject to delisting from the Nasdaq National Market. The Company has requested that The Nasdaq Stock Market stay its delisting proceedings and grant the Company until May 31, 2005, to file its Form 10-K and as soon as possible thereafter, its Form 10-Q. The Company can provide no assurance that the Nasdaq Stock Market will grant its request for continued listing.

About CellStar Corporation

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in the Latin American, North American and Asia-Pacific Regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for its wireless carriers. Additional information about CellStar may be found on its website at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company’s ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar’s actual results to vary materially from anticipated results or other expectations expressed in the Company’s forward-looking statements.

Contact: Sherrian Gunn – 972-466-5031

(1 table attached)

1730 Briercroft Court • Carrollton, Texas • 75006 • 972/ 466-5000 • 800/ 723-9070
9

CellStar Corporation

Summary of Asia Pacific Adjustments

Amounts in thousands

Unaudited

		REVENUES					COST OF SALES
	Period	Consolidated revenues as reported	(1) Return provision	(2) Provision for rebates	(3) Deferred revenue	Adjusted consolidated revenues	Consolidated cost of sales as reported	(1) Return provision	(1) Inventory obsolescence	Adjusted cost of sales
	Year ended November 30, 2001	$2,224,207		1,447	11,538	2,211,222	2,099,486			2,099,486
	Year ended November 30, 2002	1,923,583		1,007	(4,858)	1,927,434	1,802,599			1,802,599

	Three months ended February 28, 2003	431,762		741	6,299	424,722	406,668			406,668
	Three months ended May 31, 2003	378,530		964	6,762	370,804	362,100			362,100
	Three months ended August 31, 2003	386,336		1,449	(29)	384,916	365,417			365,417
	Three months ended November 30, 2003	470,708		758	29	469,921	446,477			446,477
	Year ended November 30, 2003	1,667,336		3,912	13,061	1,650,363	1,580,662			1,580,662

	Three months ended February 29, 2004	445,013		(4,257)	362	448,908	419,103			419,103
	Three months ended May 31, 2004	329,714	20,302	10,536	2,216	296,660	306,676	12,900	(4,786)	298,562
	Three months ended August 31, 2004	266,477	1,393	4,912	362	259,810	256,052	1,494	2,695	251,863
(a)	Three months ended November 30, 2004	290,544	(4,009)	471	(2,155)	296,237	292,582	(2,494)	(4,345)	299,421
	Year ended November 30, 2004	1,331,748	17,686	11,662	785	1,301,615	1,274,413	11,900	(6,436)	1,268,949

	Total		17,686	18,028	20,526			11,900	(6,436)

		ACCOUNTS RECEIVABLE				INVENTORY				ACCRUED EXPENSES
		Accounts Receivable as reported	(1) Cumulative return provision	(2) Cumulative provision for rebates	Adjusted accounts receivable	Inventory as reported	(1) Cumulative return provision	(1) Cumulative inventory obsolescence	Adjusted inventory	Accrued expenses as reported	(1) Cumulative return of inventory (VAT)	(3) Cumulative deferred revenue	Adjusted accrued expenses
	November 30, 2001	$216,002		(1,447)	214,555	218,927			218,927	21,804		11,538	33,342
	November 30, 2002	175,102		(2,454)	172,648	163,226			163,226	31,934		6,680	38,614

	February 28, 2003	181,704		(3,195)	178,509	185,061			185,061	28,002		12,979	40,981
	May 31, 2003	210,353		(4,159)	206,194	177,945			177,945	29,577		19,741	49,318
	August 31, 2003	186,813		(5,608)	181,205	172,779			172,779	24,377		19,712	44,089
	November 30, 2003	214,835		(6,366)	208,469	167,807			167,807	24,470		19,741	44,211

	February 29, 2004	274,528		(2,109)	272,419	144,934			144,934	30,682		20,103	50,785
	May 31, 2004	270,619	(23,753)	(12,645)	234,221	136,333	12,900	(4,786)	144,447	31,445	(3,451)	22,319	50,313
	August 31, 2004	244,180	(25,383)	(17,557)	201,240	134,673	14,394	(2,091)	146,976	26,963	(3,688)	22,681	45,956
(a)	November 30, 2004	230,246	(20,692)	(18,028)	191,526	134,315	11,900	(6,436)	139,779	24,165	(3,006)	20,526	41,685

(a)-Periods ended November 30, 2004 have not been reported, however are included to assist in understanding the full impact of adjustments.